Exhibit (a)(2)(K)

To Our Employees,

A cash tender offer (the “Offer”) by eBay KTA (UK) Ltd. (the “Offeror”), a wholly-owned subsidiary of eBay Inc. (“eBay”), has commenced as of May 4, 2009, for all outstanding common shares (the “Common Shares”), and all outstanding American Depositary Shares, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Company Securities”), of the Company. Below is a summary of the Offer, which is intended to be an overview only and may not contain all of the information regarding the Offer that is important to you. Please refer to the attached files, including the Offer to Purchase and the related Letters of Transmittal, for a more complete description of the Offer.

1. Offer Period: Until 1:00 P.M., Seoul time, on Tuesday, June 2, 2009, unless extended in accordance with the terms of the Offer.

2. Offer Price: U.S. $ 24.00 per Company Security.

3. Payment of the Offer Price: If Goodmorning Shinhan Securities Co., Ltd. (“Shinhan Securities”) or Citibank, N.A. (“Citibank”), as applicable, have received all of the documents reasonably required by them from a holder of Company Securities and the Offeror accepts Company Securities for payment in the Offer, such holder of Company Securities will receive payment for all Company Securities validly tendered and not withdrawn. For tenders of Common Shares though Shinhan Securities, payment will be made by deposit of the purchase price in U.S. dollars at the tendering holder’s individual foreign currency account with a foreign exchange bank in Korea.

4. Tender Procedures: If you want to tender your Company Securities in the Offer, you must do one of the following before the Offer expires:

For Common Shares held in certificated form:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

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open a securities account with Shinhan Securities (unless you already have a securities account with Shinhan Securities), and deposit the certificates for your Common Shares which are to be tendered into your securities account maintained at Shinhan Securities in the manner described in the Offer to Purchase; and

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complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this letter, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to Shinhan Securities or any of its branches in Korea.

For Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law:

•	unless you already have a U.S. dollar account with a foreign exchange bank in Korea, open a U.S. dollar account with any foreign exchange bank in Korea;

•	unless you already have a securities account with Shinhan Securities, open a securities account with Shinhan Securities in the manner described in the Offer to Purchase;

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instruct your custodian depositary, securities or other qualified financial institution that holds your Common Shares to effect the transfer of your Common Shares which are to be tendered to your securities account maintained at Shinhan Securities; and

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complete and execute the BLUE Letter of Transmittal for Common Shares, which is enclosed with this letter, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver, the BLUE Letter of Transmittal and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to Shinhan Securities or any of its branches in Korea.

For ADSs held in book-entry form, all of which are held through facilities of The Depository Trust Company (“DTC”):

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request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. Note that if certain electronic certifications are not made in respect of your ADSs and you wish to avoid Korean income tax withholding, you must:

•	deliver the ADSs via book-entry transfer through DTC;

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this letter, in accordance with the instructions contained in the GREEN Letter of Transmittal; and

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mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents to Citibank at the address set forth on the back cover of the Offer to Purchase. For a description of those document delivery requirements, see Section 3 entitled “Procedure for Tending Company Securities” and Section 5 entitled “Material Tax Consequences to Security Holders” of the Offer to Purchase.

For ADSs held in certificated or direct registration form:

•	complete and sign the GREEN Letter of Transmittal for ADSs, which is enclosed with this letter, in accordance with the instructions contained in the GREEN Letter of Transmittal;

•	have your signature on the GREEN Letter of Transmittal for ADSs medallion guaranteed if required by Instruction 1 of the GREEN Letter of Transmittal; and

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mail or deliver the GREEN Letter of Transmittal for ADSs and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt (“ADR”), if applicable, to Citibank at the address set forth on the back cover of the Offer to Purchase.

Any holder of ADSs who desires to tender ADSs pursuant to the Offer and whose ADRs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the Citibank by the expiration of the Offer, may tender such ADSs pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase entitled “Procedure for Tendering Company Securities.”

Because a securities account with Shinhan Securities and a foreign currency account are required in order to participate in the Offer, we plan to arrange a visit by the representatives from Shinhan Securities and appropriate banks to our office to assist holders of Company Securities in completing such processes. Please see Section 3 of the Offer to Purchase entitled “Procedure for Tendering Company Securities” for a full discussion of the procedures required for tendering Company Securities in the Offer.

5. Tax Related Matters: Any tender of Company Securities in the Offer may subject the tendering holder to income tax and securities transaction tax. Please see Section 5 of the Offer to Purchase entitled “Material Tax Consequences to Security Holders” of the Offer to Purchase for a discussion of the material income tax consequences of the Offer to Korean security holders. Such discussion is for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any particular Korean security holder. Each Korean security holder of Company Securities is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to it of participating in the Offer including, in the case of Korean holders of ADSs, how to satisfy the certification and documentation requirements to avoid Korean income tax withholding as set forth in the Offer to Purchase.

6. Other Matters: Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer. In such case, neither the Offeror nor eBay will be obligated to purchase any Company Securities not tendered in the Offer.

The Company’s stock options (“Company Options”) that are not exercised prior to the expiration of the Offer will remain outstanding following the closing of the Offer. Within the time periods specified in Section 14 of Offer to Purchase entitled “The Transaction Documents,” under the heading “Share Allocation and Tender Offer Agreement – Treatment of Stock Options,” eBay will offer each holder of outstanding Company Options the opportunity to receive, in exchange for such holder’s agreement in writing to cancel such holder’s Company Option, a newly issued option to purchase shares of the common stock of eBay having the terms described in the Offer to Purchase.

In light of the Offer Period, the May vesting cut-off date for stock options shall be May 28, 2009 and, accordingly, the exercise of such stock options shall occur on or before May 29, 2009. Specific details shall be individually notified afterwards.

Please feel free to revert with other questions, if there are any.

Attached files:	1) Newspaper publication of the Offer 1, 2

2) Tender Offer Statement on Schedule TO and all Exhibits thereto (including the Letters of Transmittal)

This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares or American Depositary Shares of Gmarket nor a recommendation with respect to such offer. At the time of this communication, the tender offer contemplated by the Share Allocation and Tender Offer Agreement by and among Gmarket Inc., eBay Inc. and eBay’s acquisition subsidiary has commenced and eBay and its acquisition subsidiary has filed the tender offer materials with the U.S. Securities and Exchange Commission (the “SEC”) and Gmarket has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares or American Depositary Shares of Gmarket at no expense to them at the SEC’s web site at www.sec.gov. Free copies of these documents will be made available upon request by mail to eBay Inc., 2145 Hamilton Avenue, San Jose, CA 95125, Attention: Investor Relations or to Gmarket Inc., 9th Floor, LIG Tower, 649-11 Yeoksam-Dong, Gangnam-Gu, Seoul 135-912, Korea, Attention: Investor Relations. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Gmarket and eBay file annual and special reports and other information with the SEC. You may read and copy any reports or other information filed by eBay or Gmarket at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. eBay’s and Gmarket’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.